Exhibit 99.1

20202 Windrow Drive
Lake Forest, CA 92630
	(800) 448-3569 (949) 206-2700	FOR IMMEDIATE RELEASE
I-FLOW	Fax (949) 206-2600
CORPORATION

Investor Contact:	Company Contact:
John Hicks	James R. Talevich
Beckman Associates	Chief Financial Officer
(310) 277-5162	(949) 206-2700
info@BerkmanAssociates.com	www.IFLO.com

I-Flow’s Third Quarter Total Revenue Climbs 35% To
Record $13 Million, Regional Anesthesia Sales Gain 66%

Seventh Consecutive Quarter of Record Revenue
Powered by 91% Increase in ON-Q® Sales

     LAKE FOREST, CALIFORNIA, October 29, 2003 . . . I-FLOW CORPORATION (NASDAQ:IFLO) announced today that revenue for the third quarter ended September 30, 2003 rose 35% to a record $12,985,000 from $9,639,000 in the third quarter of fiscal 2002. The Company’s Regional Anesthesia business was the primary catalyst with a 66% increase in total sales to $5,195,000 from $3,123,000 in last year’s third quarter. Sales of the Company’s flagship ON-Q® product family increased by 91% over the prior year quarter. The net loss for this year’s third quarter was $386,000, or $0.02 per diluted share, compared to net income of $107,000, or $0.01 per diluted share, for the same period last year.

     “This was another quarter of outstanding achievement for I-Flow as we continued to strengthen the top line while investing heavily in sales staffing and marketing programs to expand our ON-Q business. Although it typically is seasonally our weakest quarter, sales of the ON-Q Post-Operative Pain Relief System advanced an impressive 91% over last year’s third quarter. Adoption of ON-Q as the emerging standard of care for post-surgical pain relief grew substantially in the Company’s seventh consecutive quarter of record total revenue. This performance was particularly gratifying because it came during a period when many doctors and other decision makers in the medical community traditionally take their vacations. We are on track to achieve our growth objectives and will continue to sacrifice short-term earnings to expand I-Flow’s share of the post-surgical pain relief market,” said Chairman, President and Chief Executive Officer Donald M. Earhart.

     “I-Flow’s other two businesses also continued to make solid contributions to the Company’s performance, thereby enhancing our ability to fuel ON-Q’s growth. In addition to this quarter’s 66% increase in Regional Anesthesia sales, revenues for both Oncology Infusion Services and IV Infusion Therapy were ahead of last year’s third quarter with gains of 30% and 13%, respectively. Last month’s $12.5 million private placement and the planned sale of our Spinal Specialties subsidiary to Integra LifeSciences Holdings Corporation (NASDAQ:IART) for approximately $6 million are intended to increase working capital and provide additional financial resources to support the continued expansion of I-Flow’s Regional Anesthesia business and strategic growth objectives,” Earhart said.

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I-Flow’s Third Quarter Total Revenue Climbs 35% To Record $13 Million,
Regional Anesthesia Sales Gain 66%
October 29, 2003
Page Two

     For the nine month period ended September 30, 2003, revenues rose 33% to a record $36,712,000 from $27,694,000 for the same period in fiscal 2002. The net loss for the nine month period ended September 30, 2003 was $347,000, or $0.02 per diluted share, versus a net loss of $3,125,000, or $0.20 per diluted share, for last year’s first three quarters, which included the effect of a change in accounting principle for goodwill. Net income before the effect of a change in accounting principle for last year’s first nine months was $349,000, or $0.02 per diluted share.

Regional Anesthesia

     This year’s third quarter Regional Anesthesia sales, which include ON-Q Classic, ON-Q C-blocTM, ON-Q Elite, SoakerTM Catheter, award-winning PainBuster® Pain Management System and Spinal Specialties products, increased 66% to $5,195,000 versus $3,123,000 for last year’s third quarter. For the nine months ended September 30, 2003, Regional Anesthesia sales grew 64% to $14,258,000 compared to $8,681,000 for the same period last year.

     “The dramatic jump in ON-Q sales reflects the acceleration of our sales and marketing program. This effort is being supported by a growing number of clinical studies demonstrating the efficacy and economic benefits of ON-Q technology.

     “We recently entered an exciting new market with a co-promotion agreement with Steiner Sports that is expected to provide I-Flow access to the National Football League and their high-profile patients. This is a terrific opportunity, and we are thrilled to be working with Steiner Sports to reach a broad number of athletes and their healthcare providers to make them aware of ON-Q,” Earhart said.

     Earlier this month The Journal of American Society of Anesthesiologists published a study on the safety and efficacy of using ON-Q following coronary artery bypass graft surgery in which the ON-Q patients reported significantly lower pain scores, a 63% reduction in the use of narcotics and left the hospital 1.5 days earlier.

     ON-Q was featured in a presentation at the 21st World Congress on Endourology, which highlighted the benefits of using ON-Q to deliver non-narcotic, site-specific pain relief for patients who underwent laparoscopic/robotic surgery for urologic malignancy. The ON-Q patients required half the amount of narcotics and had an earlier return to normal bowel function and ambulation.

     In September The University of Texas M.D. Anderson Cancer Center began a study to evaluate the post-surgical benefits of ON-Q for women undergoing breast reconstruction surgery.

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I-Flow’s Third Quarter Total Revenue Climbs 35% To Record $13 Million,
Regional Anesthesia Sales Gain 66%
October 29, 2003
Page Three

     Last week ON-Q was featured in two presentations at the American College of Surgeons 89th Annual Clinical Congress. Both studies found that patients treated with a local anesthetic infused directly into the incision site with ON-Q returned to their normal lives faster after open inguinal hernia repair and thoracotomy procedures.

Oncology Infusion Services

     Revenues for I-Flow’s InfuSystem subsidiary in the third quarter ended September 30, 2003 increased 30% to $3,275,000 from $2,517,000 for last year’s third quarter. Revenues for the nine months ended September 30, 2003 were $9,619,000, a 26% increase over the $7,610,000 in revenues for the same period last year.

     “InfuSystem’s co-marketing agreements with two major pharmaceutical companies to provide physicians with pumps to administer the new drugs Camptosar and Eloxatin to treat colorectal cancer are having a significant impact on the clinical use of ambulatory infusion pump protocols for chemotherapy. These two drugs are gaining acceptance, and we are pleased with this program’s progress.

     “We are also using the InfuSystem sales force and medical billing expertise in a synergistic way to drive growth in the Regional Anesthesia market, by providing the ON-Q family of products to outpatient surgery centers” Earhart said. “This program provides yet another channel for physicians and patients to receive the clinical and economic benefits of ON-Q.”

IV Infusion Therapy

     Worldwide sales for IV Infusion Therapy, which include the Company’s intravenous elastomeric pumps, mechanical infusion devices and electronic infusion pumps and disposables, increased 13% to $4,515,000 for the third quarter ended September 30, 2003 from $3,999,000 for the same period last year. Sales for this year’s first nine months increased 13% to $12,835,000 versus $11,403,000 for last year’s first three quarters. Sales of elastomeric pumps to the Company’s domestic distributors have increased significantly. “We believe the increase is driven primarily by the products’ ease of use, reliability and reduced nursing time compared to the clinical alternatives,” said Earhart.

Balance Sheet

     At September 30, 2003, I-Flow reported working capital of $28.2 million, no debt and stockholders’ equity of $40.6 million. Cash and cash equivalents totaled $11.3 million.

Conference Call

     I-Flow has scheduled a conference call today at 11:00 am ET. In addition to discussing the Company’s quarterly results, the Company expects to respond to questions about its recently disclosed agreement to sell its Spinal Specialties subsidiary. A simultaneous WebCast may be accessed from the Investor Relations Home Page at www.IFLO.com A replay will be available after 1:00 pm ET at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21163214 after 1:00 pm ET.

About I-Flow

     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost effective solutions for pain relief.

Certain disclosures made by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments that express the Company’s opinions about trends and factors that may impact future operating results. Disclosures that use words such as the Company “believes,” “anticipates,” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this release which seek to advise interested parties of the risks and other factors that affect the Company’s business, as well as in the Company’s periodic reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission. The risks affecting the Company’s business include reliance on the success of the home health care industry, the Company’s success in pursuing its direct sales strategy, the reimbursement system currently in place and future changes to that system, competition in the industry, economic and political conditions in foreign countries, currency exchange rates, inadequacy of booked reserves, technological changes and product availability. Any such forward-looking statements, whether made in this release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.

(tables attached)

I-FLOW CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net Revenues	$12,985	$9,639	$36,712	$27,694
Cost of sales	5,057	3,711	14,029	10,959

Gross Profit	7,928	5,928	22,683	16,735
Costs and expenses:
Selling, general & administrative	7,968	5,209	21,636	14,525
Research & development	589	542	1,611	1,633

Total expenses	8,557	5,751	23,247	16,158
Operating Income	(629)	177	(564)	577
Interest expense (income), net	41	—	38	(5)

Income before taxes	(670)	177	(602)	582
Provision for income taxes	(284)	70	(255)	233

Net Income before Effect of a Change in Accounting Principle	$(386)	$107	$(347)	$349

Effect of a Change in Accounting Principle: Goodwill impairment	—	—	—	(3,474)

Net Income (Loss)	$(386)	$107	$(347)	$(3,125)

Net income per share, before effect of a change in accounting principle:
Basic	(0.02)	0.01	(0.02)	0.02
Diluted	(0.02)	0.01	(0.02)	0.02
Loss from Goodwill Impairment	—	—	—	(0.22)
Basic	—	—	—	(0.22)
Diluted
Net income (loss) per share — Basic	(0.02)	0.01	(0.02)	(0.20)
Net income (loss) per share — Diluted	(0.02)	0.01	(0.02)	(0.20)

Weighted average shares — Basic	16,445	15,367	15,827	15,361
Weighted average shares — Diluted	16,445	15,701	15,827	15,949

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
($ in thousands)

	Sep. 30,	Dec. 31,		Sep. 30,	Dec. 31,
ASSETS	2003	2002	LIABILITIES & EQUITY	2003	2002

Current Assets	$34,869	$22,247	Current Liabilities	$6,665	$5,890
Property, Plant & Equipment, Net	6,829	5,626	Long-term liabilities	—	1
Other Assets	5,583	5,488	Shareholders' Equity	40,616	27,470

Total	$47,281	$33,361	Total	$47,281	$33,361